Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Eagle Bancorp Montana, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Note	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	3.50% Fixed-to-Floating Rate Subordinated Notes Due 2032	457	(f)	$40,000,000	100%	$40,000,000	0.0000927	$3,708
Fees Previously Paid	—	—	—		—	—	—	—	$0.00
Net Fee Due									$3,708